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                                                                    EXHIBIT 99.1


                                  LOWRANCE NEWS


For Immediate Release    COMPANY CONTACT:             INVESTOR CONTACT:
                         Douglas J. Townsdin          Berkman Associates
                         Chief Financial Officer      (310) 277-5162
                         (918) 437-6881               info@BerkmanAssociates.com


               LOWRANCE ANNOUNCES SPECIAL $.25 PER SHARE DIVIDEND

          Fiscal 2003 Net Sales Increased over 10 % to over $87 Million


         TULSA, OKLAHOMA, August 5, 2003 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced a special dividend of $.25 per common share payable on August 15, 2003 to shareholders of record as of August 13, 2003.

         "Lowrance's sales for the fourth quarter ended July 31, 2003 increased by over 20% compared to sales of approximately $18.7 million in the fourth quarter of fiscal 2002. The quarter's strong results also increased fiscal 2003 sales by more than 10% to over $87 million for the fiscal year ended July 31, 2003," said Darrell Lowrance, president and CEO.

         "The Company's continuing sales gains and increasing profitability, coupled with the new tax laws on dividends, led us to the decision to pay a special dividend. Future dividend payments will be dependent upon financial results and the favorable tax treatment of dividend payments," said Lowrance.

ABOUT LOWRANCE ELECTRONICS

         Lowrance Electronics, Inc. (www.Lowrance.com), designs and manufactures SONAR products and global positioning system (GPS) satellite products including receivers, plotters and mapping systems under the brand names "Lowrance," and "Eagle" Electronics. These products are primarily used for boating, fishing, hunting, and other outdoor activities as well as in general aviation and automotive navigation applications.

This press release may include certain statements concerning expectations for the future that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Company's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.


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